Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (filed in October 2000 and March 2001) and on Form S-8 (filed in November 1997) of Penn Octane Corporation of our reported dated February 13, 2006, which appears on page 52 of this annual report on Form 10-K for the year ended December 31, 2005.

/s/ BURTON McCUMBER & CORTEZ, L.L.P.

Brownsville, Texas
April 6, 2006